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EXHIBIT 10.1

                          BUSINESS CONSULTANT AGREEMENT

This agreement dated December 26, 2000, is made by and Between X-Ramp.com, Inc., whose address is 2100 First Federal Plaza, Rochester, New York 14614, ("Company"), AND Alan R. Kipnis, whose address is 13949 Ventura Blvd, suite 200, Sherman Oaks, Ca, 91423, ("Consultant.")

1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement: The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2. Terms of Agreement. This agreement will begin Jan 1, 2001 and will end June 30th, 2001.

3. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at a location of consultant's discretion. In addition the consultant will perform services on the telephone and at such other places as necessary to perform these services in accordance with this agreement.

4. Payment to Consultant. The consultant will be paid 240,000 shares of common stock in X-Ramp.com, Inc. for work performed in accordance with this agreement.

5. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for payment of all taxes including Federal, State and local taxes arising out of the consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license fee as required.

7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. Employment of Others. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

By: _______________________
    Alan R. Kipnis

By: _______________________
    Michael J. Lates Jr.
    President
    X-Ramp.com, Inc.